EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
415.819.7447 | sandy@pfaffpr.com

BANK OF MARIN BANCORP ANNOUNCES COMPLETION OF MERGER OF NORCAL COMMUNITY BANCORP AND ITS SUBSIDIARY, BANK OF ALAMEDA
NOVATO, CA, December 2, 2013 - Bank of Marin Bancorp, "BMRC" (NASDAQ: BMRC), parent company of Bank of Marin, “the Bank,” has announced the completion of the merger of NorCal Community Bancorp, “NorCal” (OTC: NCLC), parent company of Bank of Alameda into BMRC, effective November 29, 2013. The transaction adds approximately $230 million in deposits and $170 million in loans to Bank of Marin. The Bank now has in excess of $1.7 billion in assets and operates 21 offices in five counties including Alameda, San Francisco, Marin, Sonoma and Napa.

Also effective on November 29 with the closing of the merger, Kevin Kennedy, previously a director of NorCal and Bank of Alameda, has joined the BMRC and Bank Boards of Directors. Mr. Kennedy is currently serving his fourth term as Alameda City Treasurer and is very active in the local community.

"The combination of these two well-respected community banks creates a strong and vibrant organization with the ability to bring value to customers, shareholders, and the local community for the long-term,” said Joel Sklar, MD, Chairman of the Board for Bank of Marin Bancorp and Bank of Marin. “Kevin Kennedy brings with him a deep knowledge about the local Alameda community. As a Director he will keep us focused on the top priorities in that market and help us build on the success of Bank of Alameda."

Under the terms of definitive agreement, BMRC issued approximately 402 thousand shares of BMRC stock plus $16.0 million in cash for all outstanding shares of NorCal stock. The merger had an aggregate deal value of approximately $34.5 million. The transaction will be immediately accretive to BMRC’s earnings, adding to shareholder value.

“With the close of the merger successfully behind us, we look forward to working with the Bank of Alameda team and the local community to make a positive impact in the East Bay,” said Russell A. Colombo, President and Chief Executive Officer. ”The majority of the client-facing team at Bank of Alameda, including former CEO Steve Andrews, will continue to serve our customers ensuring a smooth transition with a high level of service. We are well positioned to move forward together as a trusted community bank, bringing an expanded line of products and services to new and existing customers.”

At the close of business on November 29th, Bank of Alameda customers became Bank of Marin customers; however, Bank of Alameda’s existing account agreements and all other contracts will continue to govern existing account(s). Customers should continue to bank at the same branches, on-line banking website, and ATMs, as well as continue to make loan payments as usual. The system conversion is currently scheduled for early March, which is when Bank of Alameda account(s) will be converted to the Bank of Marin system. Customers will be notified in writing in advance of any changes to their account(s) and other services. For any questions about the merger or their account(s), customers can contact their Bank of Alameda relationship officer or Branch Manager, call the Customer Service center, or visit the Bank of Alameda website at www.bankofalameda.com.

Bank of Marin Bancorp was advised in the transaction by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor, and Stuart | Moore, as legal counsel. NorCal Community Bancorp was advised by Sandler O’Neill + Partners, L.P. as financial advisor, and Bingham McCutchen LLP, as legal counsel.

About Bank of Marin Bancorp
Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County now with 21 offices in Marin, San Francisco, Napa, Sonoma and Alameda counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than fourteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets in excess of $1.7 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine. For more information, go to www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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